Better Home & Finance Holding Company Announces the Completion of its Previously Announced 1-for-50 Reverse Stock Split

New York, NY -- August 19, 2024. Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) (“Better” or the “Company”), a New York-based digitally native homeownership company, today announced that on Friday, August 16, 2024, it filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), with the Secretary of State of the State of Delaware, effecting its previously-announced 1-for-50 reverse stock split of the Company’s common stock for the primary purpose of increasing the per share trading price of the Company’s Class A common stock to enable the Company to regain compliance with the minimum bid price requirement for continued listing on The Nasdaq Capital Market (the “Nasdaq”). The Company’s Class A common stock began trading on a split-adjusted basis on the Nasdaq upon the market open on Monday, August 19, 2024, under the existing ticker symbol “BETR” with a new CUSIP number, which is 08774B508. The Company’s public warrants continue to trade on Nasdaq under the ticker symbol “BETRW” with the same CUSIP number.

Effective August 16, 2024, as a result of the reverse stock split, every 50 shares of the Company’s issued and outstanding common stock were converted into one issued and outstanding share of Class A common stock, Class B common stock and Class C common stock, as applicable, without any change to the par value per share, the voting rights of the common stock, any stockholder’s percentage interest in the Company’s equity (subject to the effects of fractional shares) or any other aspect of the common stock. This reduced the number of the Company’s outstanding Class A common stock from 424,783,460 shares to 8,497,010 shares, outstanding Class B common stock from 259,770,986 shares to 5,194,080 shares and outstanding Class C common stock from 71,877,283 shares to 1,437,545 shares. No fractional shares were issued in connection with the reverse stock split. Stockholders who would have otherwise received a fractional share of the Company’s common stock following the reverse stock split will receive a pro rata portion of cash proceeds from the aggregation and sale of all fractional shares by the exchange agent, Computershare Inc., together with its affiliate Computershare Trust Company, N.A. (800-546-5141 (Within the United States and Canada); 781-575-2765 (Outside the United States and Canada)). Stockholders are not required to take any action to exchange their shares.

For more detailed information relating to the reverse stock split, please refer to the related Form 8-K filed with the U.S. Securities and Exchange Commission on August 19, 2024, in connection with the completion of the reverse stock split.

About Better
Since 2017, Better Home & Finance Holding Company (NASDAQ: BETR; BETRW) has leveraged its industry-leading technology platform, Tinman™, to fund more than $100 billion in mortgage volume. Tinman™ allows customers to see their rate options in seconds, get pre-approved in minutes, lock in rates and close their loan in as little as three weeks. Better’s mortgage offerings include GSE-conforming mortgage loans, FHA and VA loans, and jumbo mortgage loans. Better launched its “One Day Mortgage” program in January 2023, which allows eligible customers to go from click to Commitment Letter within 24 hours. Better was named Best Online Mortgage Lender by Forbes and Best Mortgage Lender for Affordability by WSJ in 2023, ranked #1 on LinkedIn’s Top Startups List for 2021 and 2020, #1 on Fortune’s Best Small and Medium Workplaces in New York, #15 on CNBC’s Disruptor 50 2020 list, and was listed on Forbes FinTech 50 for 2020. Better serves customers in all 50 US states and the United Kingdom.

Forward-looking Statements
This press release contains certain forward-looking statements within the meaning of federal securities laws. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this communication. Such factors can be found in the Company’s annual report on Form 10-K and the Company’s quarterly reports on Form 10-Q, which are available, free of charge, at the SEC’s website at www.sec.gov. New risks and uncertainties arise from time to time, and it is impossible for Better to predict these events or how they may affect us. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and Better undertakes no obligation, except as required by law, to update or revise the forward-looking statements, whether as a result of new information, changes in expectations, future events or otherwise.

For Investor Relations Inquiries please email ir@better.com